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                                                                    EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Roper Industries, Inc.:

We consent to incorporation by reference in the registration statement No.'s 333-36897, 33-71094, 33-77770, 33-78026, and 333-73139 on Form S-8 of Roper
Industries, Inc. of our report dated December 4, 1998, relating to the consolidated balance sheet of Roper Industries, Inc. and subsidiaries as of October 31, 1998, and the related consolidated statements of earnings, stockholders' equity and comprehensive earnings, and cash flows for the years ended October 31, 1998 and 1997, and the related schedule for the years ended October 31, 1998 and 1997, which report appears in the October 31, 1999 annual report on Form 10-K of Roper Industries, Inc.


                                        /s/ KPMG LLP

Atlanta, Georgia
January 24, 2000